Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182877

10,605,096 Shares of Common Stock

3,605,607 Shares of Series B Convertible Preferred Stock

Offered by Selling Stockholders

This prospectus covers the resale by the selling stockholders identified in this prospectus of up to an aggregate of (i) 3,605,607 shares of our series B convertible preferred stock, par value $0.01 per share, which we refer to as the series B preferred stock, that we issued in a private placement in June 2012; and (ii) 10,605,096 shares of our common stock, par value $0.01 per share, consisting of (a) 4,250,020 shares of common stock that we issued in the private placement; (b) 3,605,607 additional shares of our common stock issuable upon conversion of the series B preferred stock described above; and (c) 2,749,469 additional shares of common stock issuable upon the exercise of warrants that we issued in the private placement. We are not selling any shares of common stock or series B preferred stock under this prospectus and we will not receive any of the proceeds from the sale or other disposition of shares of common stock or series B preferred stock by the selling stockholders. However, we will receive the proceeds of any cash exercise of the warrants, which currently have an exercise price of $2.66 per share.

The selling stockholders may sell or otherwise dispose of the shares of common stock and series B preferred stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock and series B preferred stock in the section entitled “Plan of Distribution” beginning on page 17.

Any discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock and series B preferred stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares of common stock and series B preferred stock with the Securities and Exchange Commission.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BIOD.” On August 13, 2012, the last reported sales price of our common stock was $2.97 per share. The series B preferred stock is not listed on any exchange, and we do not intend to list the series B preferred stock on any exchange.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 14, 2012.

i

PROSPECTUS SUMMARY

Biodel Inc.

We are a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. We develop our product candidates by applying our proprietary formulation technologies to existing drugs in order to improve their therapeutic profiles.

Our most advanced program involves developing proprietary formulations of injectable recombinant human insulin, or RHI, designed to be more rapid-acting than the “rapid-acting” mealtime insulin analogs presently used to treat patients with Type 1 and Type 2 diabetes. We, therefore, refer to these reformulations as our “ultra-rapid-acting” insulin formulations. In addition to our RHI-based formulations, we are using our formulation technology to develop new ultra-rapid-acting formulations of insulin analogs. These insulin analog-based formulations generally use the same or similar excipients as our RHI-based formulations and are designed to be more rapid-acting than the “rapid-acting” mealtime insulin analogs, but they may present characteristics that are different from those offered by our RHI-based formulations. We are also developing a liquid formulation of glucagon for use as a rescue treatment for diabetes patients experiencing hypoglycemia, and we have prototype formulations of a basal insulin and a glucose-responsive insulin.

Corporate Information

We were incorporated in the State of Delaware in December 2003. Our principal executive offices are located at 100 Saw Mill Road, Danbury, Connecticut 06810, and our telephone number is (203) 796-5000. Our website address is http://www.biodel.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. References in this prospectus to “Biodel,” “we,” “our,” “us” and other similar terms mean Biodel Inc., unless we state otherwise or the context indicates otherwise.

The 2012 Private Placement

In June 2012, we completed the private placement of an aggregate of (i) 4,250,020 shares of our common stock, (ii) 3,605,607 shares of our series B preferred stock and (iii) warrants to purchase an aggregate of 2,749,469 shares of common stock. Pursuant to the securities purchase agreement that we entered into with the purchasers in the private placement, we agreed to file the registration statement of which this prospectus forms a part with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, within 30 days after the closing of the private placement to register the resale of the shares of common stock and series B preferred stock issued and sold in the private placement, the shares of common stock issuable upon conversion of the series B preferred stock issued and sold in the private placement, and the shares of common stock issuable upon exercise of the warrants.

The Offering

Common stock offered	10,605,096 shares of our common stock, consisting of:

•	4,250,020 shares of common stock that we issued in the private placement;

•	3,605,607 shares of common stock issuable upon conversion of the shares of series B preferred stock that we issued in the private placement; and

•	2,749,469 shares of common stock issuable upon the exercise of the warrants that we issued in the private placement.

Series B preferred stock offered	3,605,607 shares of series B preferred stock that we issued in the private placement.

Conversion	Each share of series B preferred stock is convertible into one share of our common stock at any time at the option of the holder, except that the securities purchase agreement pursuant to which the series B preferred stock was initially issued provides that a holder will be prohibited from converting shares of series B preferred stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of our common stock then issued and outstanding.

Liquidation preference	In the event of our liquidation, dissolution or winding up, holders of the series B preferred stock will receive a payment equal to $0.01 per share of series B preferred stock before any proceeds are distributed to the holders of common stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of capital stock hereafter created specifically ranking by its terms senior to the series B preferred stock, holders of series B preferred stock and holders of our series A convertible preferred stock, par value $0.01 per share, or the series A preferred stock, will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions.

Voting rights	Shares of series B preferred stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding series B preferred stock will be required to amend the terms of the series B preferred stock or the certificate of designation for the series B preferred stock.

Dividends	Holders of series B preferred stock are entitled to receive, and we are required to pay, dividends on shares of the series B preferred stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

Use of proceeds	We will not receive any of the proceeds from the sale or other disposition of shares of common stock or series B preferred stock by the selling stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the warrants. We expect to use any such proceeds for general corporate purposes. See “Use of Proceeds.”

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “BIOD.” There is no established public trading market for the series B preferred stock, and we do not expect a market to develop. We do not intend to list the series B preferred stock on any exchange.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and any prospectus supplement. In particular, you should consider the following risk factors and the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus, in each case as those risk factors are amended or supplemented by our subsequent filings with the SEC. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to this Offering

The number of shares of our common stock outstanding has increased substantially as a result of our June 2012 private placement, and some of the purchasers in the private placement beneficially own significant blocks of our common stock; the securities that we issued in the private placement will be generally available for resale in the public market upon registration under the Securities Act of 1933, as amended, or the Securities Act.

In June 2012, we completed the private placement of an aggregate of (a) 4,250,020 shares of our common stock, (b) 3,605,607 shares of our series B preferred stock and (c) warrants to purchase an aggregate of 2,749,469 shares of our common stock. The issuance of these shares and warrants resulted in substantial dilution to stockholders who held our common stock prior to the private placement. Some of the purchasers in the private placement will have significant influence over the outcome of any stockholder vote, including the election of directors and the approval of mergers or other business combination transactions.

Pursuant to the securities purchase agreement that we entered into with the purchasers in the private placement, we agreed to file with the SEC the registration statement of which this prospectus forms a part to register the resale of the shares of common stock and series B preferred stock issued and sold in the private placement, the shares of common stock issuable upon conversion of the series B preferred stock issued and sold in the private placement, and the shares of common stock issuable upon exercise of the warrants issued and sold in the private placement. Upon such registration, these securities will become generally available for immediate resale in the public market. The market price of our common stock could fall as a result of an increase in the number of shares available for sale in the public market.

If we do not obtain and maintain effectiveness of the registration statement, we will be required to pay certain liquidated damages, which could be material in amount.

Pursuant to the terms of the securities purchase agreement, we have agreed to pay liquidated damages to the purchasers in the private placement if after the effectiveness of the registration statement of which this prospectus forms a part, which was declared effective on August 13, 2012, such registration statement is suspended or ceases to remain continuously effective as to all the securities for which it is required to be effective. We refer to such event as a registration default. Subject to the specified exceptions, for each 30-day period or portion thereof during which a registration default remains uncured, we are obligated to pay liquidated damages to each purchaser in cash in an amount equal to 1% of the aggregate purchase price paid by each such purchaser in the private placement, up to a maximum of 8% of such aggregate purchase price. These amounts could be material, and any liquidated damages we are required to pay could have a material adverse effect on our financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Our forward-looking statements in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including:

•

the progress, timing or success of our research and development and clinical programs for our product candidates, including data analyses of any clinical trials of an ultra-rapid-acting insulin formulation or a liquid formulation of glucagon;

•	our ability to advance a proprietary RHI-based insulin formulation into a Phase 2 clinical trial in a timely manner and the outcome of that trial;

•	our ability to secure approval by the U.S. Food and Drug Administration, or FDA, for our product candidates under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act;

•

our ability to conduct pivotal clinical trials and other tests or analyses required by the FDA to secure approval to commercialize an ultra-rapid-acting insulin formulation or a liquid formulation of glucagon;

•

our ability to develop and commercialize a proprietary formulation of injectable insulin that may be associated with less injection site discomfort than LinjetaTM (formerly referred to as VIAject®), which is the subject of a complete response letter we received from the FDA;

•

our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves;

•	our ability to enforce our patents for our product candidates and our ability to secure additional patents for our product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	the degree of clinical utility of our products;

•	the ability of our major suppliers to produce our products in our final dosage form;

•	our commercialization, marketing and manufacturing capabilities and strategies; and

•	our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included or incorporated by reference important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section that could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus or any prospectus supplement and the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part or to any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. It is routine for internal projections and expectations to change as the year, or each quarter in the year, progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations are made as of the date of this prospectus and may change prior to the end of each quarter or the year. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements contained or incorporated by reference in this prospectus or any prospectus supplement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of common stock or series B preferred stock by the selling stockholders pursuant to this prospectus.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants to purchase an aggregate of 2,749,469 shares of common stock. Upon any exercise of the warrants for cash, the selling stockholders will pay us the cash exercise price of the warrants, which is currently $2.66 per share. If all of the warrants are exercised for cash, we would receive up to approximately $7.3 million in gross proceeds from those exercises. We expect to use any cash that we may receive from the exercise of warrants for the funding of our product development programs and other general corporate purposes. The warrants are also exercisable on a cashless basis. We will not receive any cash payment from the selling stockholders upon any cashless exercise of warrants. We cannot estimate how many, if any, of the warrants will be exercised for cash as a result of this offering or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preference dividends for the periods indicated.

	Fiscal Year Ended September 30,					Nine Months Ended June 30,
	2007	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges and preference dividends	—	—	—	—	—	—

We have computed the ratio of earnings to fixed charges and preference dividends set forth above by dividing pre-tax loss from continuing operations before fixed charges and preference dividends by fixed charges and preference dividends. Fixed charges are the sum of the following:

•	interest expense;

•	amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within rental expense.

We paid no cash dividends on any shares of our capital stock during the periods set forth above.

Our earnings were insufficient to cover our fixed charges and preference dividends by $14.9 million for the nine months ended June 30, 2011, $10.6 million for the fiscal year ended September 30, 2011, $38.4 million for the fiscal year ended September 30, 2010, $42.9 million for the fiscal year ended September 30, 2009, $44.3 million for the fiscal year ended September 30, 2008 and $22.4 million for the fiscal year ended September 30, 2007.

SELLING STOCKHOLDERS

In June 2012, we completed the private placement of an aggregate of (i) 4,250,020 shares of our common stock, (ii) 3,605,607 shares of our series B preferred stock and (iii) warrants to purchase an aggregate of 2,749,469 shares of common stock. This prospectus covers the possible resale by the selling stockholders of any or all of the shares of common stock and series B preferred stock issued and sold in the private placement, the shares of common stock issuable upon conversion of the series B preferred stock issued and sold in the private placement and the shares of common stock issuable upon the exercise of warrants issued and sold in the private placement.

The table below, including the footnotes, lists the selling stockholders and other information regarding the ownership of shares held by each of the selling stockholders based in part on information provided to us by the selling stockholders. Such information is as of July 27, 2012. The percentages of shares owned after the offering are based on 13,982,826 shares of our common stock outstanding as of July 15, 2012, and include the outstanding shares of common stock offered by this prospectus, the maximum number of shares of common stock issuable upon conversion of our series B preferred stock, and the maximum number of shares of common stock issuable upon exercise of the warrants covered by this prospectus in full for cash.

The following table assumes that the selling stockholders will sell all of the shares of our common stock and series B preferred stock offered by them in this offering. However, the selling stockholders may offer all or some portion of our shares of common stock or series B preferred stock, or any shares of common stock issuable upon conversion of the series B preferred stock or the exercise of warrants held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. We do not know how long any of the selling stockholders will hold shares before selling them. Information concerning the selling stockholders may change from time to time. We will provide changed information in a supplement to this prospectus if and when necessary and required. The term “selling stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

	Number of Shares Owned Prior to Offering		Number of Shares Offered		Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Common Stock	Series B Preferred Stock	Common Stock	Series B Preferred Stock	Number	Percentage (1)
Baker Brothers Life Sciences, L.P. (2)	1,207,042	1,667,540	1,207,042	1,667,540	—	*
667, L.P. (3)	175,078	241,870	175,078	241,870	—	*
14159, L.P. (4)	29,380	40,590	29,380	40,590	—	*
Biomedical Value Fund, L.P. (5)	926,939	—	227,973	—	698,966	3.4
Biomedical Offshore Value Fund, L.P. (6)	643,993	—	144,636	—	499,357	2.4
Class D Series of GEF-PS, L.P. (7)	454,775	—	45,550	—	409,225	2.0
Biomedical Institutional Value Fund, L.P. (8)	325,951	—	91,985	—	233,966	1.1
Lyrical Multi-Manager Fund, L.P. (9)	317,153	—	31,886	—	285,267	1.4
Lyrical Multi-Manager Offshore Fund, L.P. (10)	137,621	—	13,665	—	123,956	*
WS Investments III, LLC (11)	30,316	—	3,036	—	27,280	*
David J. Morrison (12)	15,159	—	1,519	—	13,640	*
OrbiMed Private Investments IV, L.P. (13)	2,529,101	1,478,643	1,152,713	1,478,643	1,376,388	6.6
Rosalind Capital Partners L.P. (14)	271,617	—	151,200	—	120,417	*
Rosalind Master Fund L.P. (15)	204,502	—	112,050	—	92,452	*
Sabby Healthcare Volatility Master Fund, Ltd. (16)	1,574,035	176,964	1,542,781	176,964	31,254	*
Sabby Volatility Warrant Master Fund, Ltd. (17)	349,095	—	349,095	—	—	*
Venrock Healthcare Capital Partners, L.P. (18)	1,453,936	—	1,453,936	—	—	*
VHCP Co-Investment Holdings, LLC (19)	265,964	—	265,964	—	—	*

*	Less than one percent.
(1)

Percentages are determined in accordance with the beneficial ownership rules and regulations of the SEC. In general, a person is deemed to be the beneficial owner of any shares of our common stock over which such person has sole or shared voting power or investment power, plus any shares which such person has the right to acquire beneficial ownership of within 60 days, whether through the exercise of options, warrants or otherwise. The selling stockholders disclaim beneficial ownership of our common stock that exceeds 9.98% of our outstanding common stock. Under the terms of the warrants issued in our May 2011 registered direct offering and the 2012 private placement and the shares of our series A preferred stock and series B preferred stock, the number of shares of our common stock that may be acquired upon exercise of warrants or conversion of preferred stock is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a selling stockholder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable regulations of the SEC, would not exceed 9.98% of the total number of shares of our common stock then issued and outstanding. For purposes of this table, the 9.98% limitation is disregarded.
(2)	Shares of common stock owned prior to the offering and offered include 745,262 shares underlying warrants issued and sold to the selling stockholder in the private placement. Shares of series B preferred stock owned prior to the offering and offered include the shares of common stock issuable upon conversion of such shares of series B preferred stock. Baker Brothers Life Sciences, L.P. (“Life Sciences”) has indicated to us that it is a limited partnership, the sole general partner of which is Baker Brothers Life Sciences Capital, L.P., a limited partnership, the sole general partner of which is Baker Brothers Life Sciences Capital (GP), LLC. Julian C. Baker and Felix J. Baker are the controlling members of Baker Brothers Life Sciences Capital (GP), LLC. Baker Bros. Advisors, LLC (the “BB Advisors”) serves as the investment adviser to Life Sciences. Pursuant to an amended and restated management agreement between BB Advisors, Life Sciences and the general partner of Life Sciences, BB Advisors has complete and unlimited discretion and authority with respect to Life Sciences’ investments and voting power over investments. Julian C. Baker and Felix J. Baker are the principals of BB Advisors and each may be deemed to control BB Advisors and to indirectly beneficially own the shares beneficially owned by it. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of these securities, and this disclosure shall not be deemed to be an admission that Julian C. Baker and/or Felix J. Baker are the beneficial owners of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(3)	Shares of common stock owned prior to the offering and offered include 108,098 shares underlying warrants issued and sold to the selling stockholder in the private placement. Shares of series B preferred stock owned prior to the offering and offered include the shares of common stock issuable upon conversion of such shares of series B preferred stock. 667, L.P. (“667”) has indicated to us that it is a limited partnership, the sole general partner of which is Baker Biotech Capital, L.P., a limited partnership, the sole general partner of which is Baker Biotech Capital (GP), LLC. Julian C. Baker and Felix J. Baker are the controlling members of Baker Biotech Capital (GP), LLC. BB Advisors serves as the investment adviser to 667. Pursuant to an amended and restated management agreement between BB Advisors, 667 and the general partner of 667, BB Advisors has complete and unlimited discretion and authority with respect to 667’s investments and voting power over investments. Julian C. Baker and Felix J. Baker are the principals of BB Advisors and each may be deemed to control BB Advisors and to indirectly beneficially own the shares beneficially owned by it. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of these securities, and this disclosure shall not be deemed to be an admission that Julian C. Baker and/or Felix J. Baker are the beneficial owners of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(4)

Shares of common stock owned prior to the offering and offered include 18,140 shares underlying warrants issued and sold to the selling stockholder in the private placement. Shares of series B preferred stock owned prior to the offering and offered include the shares of common stock issuable upon conversion of such shares of series B preferred stock. 14159, L.P. (“14159”) has indicated to us that it is a limited partnership, the sole general partner of which is 14159 Capital, L.P., a limited partnership, the sole general partner of which is 14159 Capital (GP), LLC. Julian C. Baker and Felix J. Baker are the controlling members of 14159 Capital (GP), LLC. BB Advisors serves as the investment adviser to 14159. Pursuant to an amended and restated management agreement between BB Advisors, 14159 and the general partner of 14159, BB Advisors has unlimited discretion and authority with respect to 14159’s investments and voting power over investments. Julian C. Baker and Felix J. Baker are the principals of BB Advisors and each may be deemed to control BB Advisors and to indirectly beneficially own the shares beneficially owned by it. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of these securities, and this disclosure shall not be deemed to be an admission that Julian C. Baker and/or Felix J. Baker are the beneficial owners of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(5)	Shares of common stock owned prior to the offering include (a) 59,104 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 274,574 shares of common stock underlying other warrants held by the selling stockholder and (c) 137,925 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 274,574 shares of common stock underlying warrants not being offered and (ii) 137,925 shares of common stock issuable upon the conversion of series A preferred stock. Biomedical Value Fund, L.P. (“BVF, L.P.”) has indicated to us that Jeffrey R. Jay and David E. Kroin are Managing Directors of Great Point Partners, LLC (“GPP LLC”), the investment manager of BVF, L.P., and, accordingly, have voting and investment power over the shares held by BVF, L.P.
(6)	Shares of common stock owned prior to the offering include (a) 37,498 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 211,754 shares of common stock underlying other warrants held by the selling stockholder and (c) 106,369 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 211,754 shares of common stock underlying warrants not being offered and (ii) 106,369 shares of common stock issuable upon the conversion of series A preferred stock. Biomedical Offshore Value Fund, L.P. (“BOVF, L.P.”) has indicated to us that Jeffrey R. Jay and David E. Kroin are Managing Directors of GPP LLC, the investment manager of BOVF, L.P., and, accordingly, have voting and investment power over the shares held by BOVF, L.P.
(7)	Shares of common stock owned prior to the offering include (a) 11,809 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 161,210 shares of common stock underlying other warrants held by the selling stockholder and (c) 80,979 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 161,210 shares of common stock underlying warrants not being offered and (ii) 80,979 shares of common stock issuable upon the conversion of series A preferred stock. Class D Series of GEF-PS, L.P. (“GEF, L.P.”) has indicated to us that Jeffrey R. Jay and David E. Kroin are Managing Directors of GPP LLC, the investment manager of GEF, L.P., and, accordingly, have voting and investment power over the shares held by GEF, L.P.
(8)	Shares of common stock owned prior to the offering include (a) 23,848 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 77,907 shares of common stock underlying other warrants held by the selling stockholder and (c) 39,134 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 77,907 shares of common stock underlying warrants not being offered and (ii) 39,134 shares of common stock issuable upon the conversion of series A preferred stock. Biomedical Institutional Value Fund, L.P. (“BVIF, L.P.”) has indicated to us that Jeffrey R. Jay and David E. Kroin are Managing Directors of GPP LLC, the investment manager of BVIF, L.P., and, accordingly, have voting and investment power over the shares held by BVIF, L.P.

(9)	Shares of common stock owned prior to the offering include (a) 8,267 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 112,378 shares of common stock underlying other warrants held by the selling stockholder and (c) 56,450 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 112,378 shares of common stock underlying warrants not being offered and (ii) 56,450 shares of common stock issuable upon the conversion of series A preferred stock. Lyrical Multi-Manager Fund, L.P. (“LMMF, L.P.”) has indicated to us that Jeffrey R. Jay and David E. Kroin are Managing Directors of GPP LLC, the investment manager of LMMF, L.P., and, accordingly, have voting and investment power over the shares held by LMMF, L.P.
(10)	Shares of common stock owned prior to the offering include (a) 3,543 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 48,831 shares of common stock underlying other warrants held by the selling stockholder and (c) 24,529 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 48,831 shares of common stock underlying warrants not being offered and (ii) 24,529 shares of common stock issuable upon the conversion of series A preferred stock. Lyrical Multi-Manager Offshore Fund, L.P. (“LMMOF, L.P.”) has indicated to us that Jeffrey R. Jay and David E. Kroin are Managing Directors of GPP LLC, the investment manager of LMMOF, L.P., and, accordingly, have voting and investment power over the shares held by LMMOF, L.P.
(11)	Shares of common stock owned prior to the offering include (a) 787 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 10,747 shares of common stock underlying other warrants held by the selling stockholder and (c) 5,398 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 10,747 shares of common stock underlying warrants not being offered and (ii) 5,398 shares of common stock issuable upon the conversion of series A preferred stock. WS Investments III, LLC (“WS LLC”) has indicated to us that Jeffrey R. Jay and David E. Kroin are Managing Directors of GPP LLC, the investment manager of WS LLC, and, accordingly, have voting and investment power over the shares held by WS LLC.
(12)	Shares of common stock owned prior to the offering include (a) 394 shares underlying warrants issued and sold to the selling stockholder in the private placement, (b) 5,373 shares of common stock underlying other warrants held by the selling stockholder and (c) 2,699 shares of common stock issuable upon the conversion of shares of our series A preferred stock held by the selling stockholder. Shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of common stock owned after the offering include (i) 5,373 shares of common stock underlying warrants not being offered and (ii) 2,699 shares of common stock issuable upon the conversion of series A preferred stock. David J. Morrison has indicated to us that Jeffrey R. Jay and David E. Kroin have voting and investment power over the shares held by him.
(13)

Shares of common stock owned prior to the offering include (a) 682,203 shares underlying warrants issued and sold to the selling stockholder in the private placement and (b) 451,388 shares of common stock underlying other warrants held by the selling stockholder. Except for the shares of common stock issuable upon conversion of the shares of series B preferred stock described in the next sentence, shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of series B preferred stock owned prior to the offering and offered include the shares of common stock issuable upon conversion of such shares of series B preferred stock. Shares of common stock owned after the offering include 451,388 shares of common stock underlying warrants not being offered. OrbiMed Capital GP IV LLC is the general partner of OrbiMed Private Investments IV, L.P. (“OPI IV”). OrbiMed Advisors LLC (“Advisors”) is the managing member of OPI IV. Samuel D. Isaly is the managing member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power over the shares held by OPI IV. Mr. Isaly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.
(14)	Shares of common stock owned prior to the offering and offered include (a) 39,200 shares underlying warrants issued and sold to the selling stockholder in the private placement and (b) 18,807 shares of common stock underlying other warrants held by the selling stockholder.
(15)	Shares of common stock owned prior to the offering and offered include (a) 29,050 shares underlying warrants issued and sold to the selling stockholder in the private placement and (b) 18,807 shares of common stock underlying other warrants held by the selling stockholder.
(16)	Shares of common stock owned prior to the offering include 445,860 shares underlying warrants issued and sold to the selling stockholder in the private placement. Except for the shares of common stock issuable upon conversion of the shares of series B preferred stock described in the next sentence, shares of common stock offered consist only of the shares of common stock issued and sold to the selling stockholder in the private placement and the shares of common stock underlying warrants issued and sold to the selling stockholder in the private placement. Shares of series B preferred stock owned prior to the offering and offered include the shares of common stock issuable upon conversion of such shares of series B preferred stock. Sabby Healthcare Volatility Master Fund, Ltd. (“Sabby Healthcare Fund”) has indicated to us that Hal Mintz has voting and investment power over the shares held by such fund. Sabby Healthcare Fund has also indicated to us that Sabby Management, LLC (“Sabby Management”) serves as the investment manager of Sabby Healthcare Fund, that Hal Mintz is the manager of Sabby Management and that each of Sabby Management and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.
(17)	Shares of common stock owned prior to the offering and offered include 90,506 shares underlying warrants issued and sold to the selling stockholder in the private placement. Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Warrant Fund”) has indicated to us that Hal Mintz has voting and investment power over the shares held by such fund. Sabby Warrant Fund has also indicated to us that Sabby Management serves as the investment manager of Sabby Warrant Fund, that Hal Mintz is the manager of Sabby Management and that each of Sabby Management and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.
(18)	Shares of common stock owned prior to the offering and offered include 376,946 shares underlying warrants issued and sold to the selling stockholder in the private placement. Venrock Healthcare Capital Partners, L.P. (“VHCP”) has indicated to us that VHCP Management, LLC (“VHCPM”) is the general partner of VHCP, and may be deemed to have voting and investment power over the shares held by VHCP. Anders D. Hove and Bryan E. Roberts are managing members of VHCPM, and may be deemed to have voting and investment power over all shares held by such entity.
(19)	Shares of common stock owned prior to the offering and offered include 68,954 shares underlying warrants issued and sold to the selling stockholder in the private placement. VHCP Co-Investment Holdings, LLC (“VHCPCI”) has indicated to us that VHCPM is the manager of VHCPCI, and may be deemed to have voting and investment power over the shares held by VHCPCI. Anders D. Hove and Bryan E. Roberts are managing members of VHCPM and may be deemed to have voting and investment power over all shares held by such entity.

Relationships with Selling Stockholders

Except as described below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years.

OrbiMed Private Investments IV, L.P., which owned, or may have been deemed to beneficially own, more than 5% of our outstanding common stock prior to the June 2012 private placement, purchased 470,510 shares of common stock, 1,478,643 shares of series B preferred stock and warrants to purchase 682,203 shares of common stock in the June 2012 private placement. In addition, this selling stockholder purchased 694,444 shares of common stock and warrants to purchase 451,388 shares of common stock in our May 2011 registered direct offering.

The selling stockholders affiliated with Great Point Partners, LLC, which owned, or may have been deemed to beneficially own, more than 5% of our outstanding common stock prior to the June 2012 private placement, purchased an aggregate of 415,000 shares of common stock and warrants to purchase an aggregate of 145,250 shares of common stock in the June 2012 private placement. In addition, these selling stockholders purchased an aggregate of 935,651 shares of common stock, 1,813,944 shares of series A preferred stock and warrants to purchase an aggregate of 902,775 shares of common stock in our May 2011 registered direct offering. David E. Kroin, a Managing Director of Great Point Partners, LLC, was a member of our board of directors from July 2006 until June 2010.

DESCRIPTION OF SERIES B PREFERRED STOCK

The material terms and provisions of the shares of the series B preferred stock are summarized below. The following description is subject to, and qualified in its entirety by, the certificate of designation for the series B preferred stock, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should review a copy of the certificate of designation for a complete description of the powers, preferences, rights, qualifications, limitations and restrictions applicable to the series B preferred stock.

General

Under the terms of our certificate of incorporation, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Our board of directors has designated 4,000,000 of the 50,000,000 authorized shares of preferred stock as our Series B Convertible Preferred Stock, par value $0.01 per share.

Rank

The series B preferred stock will rank:

•	senior to our common stock;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the series B preferred stock;

•	on parity with our series A preferred stock and any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the series B preferred stock; and

•	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the series B preferred stock,

in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion

Each share of series B preferred stock is convertible into one share of our common stock (subject to adjustment as provided in the certificate of designation for the series B preferred stock) at any time at the option of the holder, except that the securities purchase agreement pursuant to which the series B preferred stock was initially issued provides that a holder will be prohibited from converting shares of series B preferred stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of series B preferred stock will receive a payment equal to $0.01 per share of series B preferred stock before any proceeds are distributed to the holders of our common stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of our capital stock hereafter created specifically ranking by its terms senior to the series B preferred stock, holders of series B preferred stock and holders of our series A preferred stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions.

Voting Rights

Shares of series B preferred stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding series B preferred stock will be required to amend the terms of the series B preferred stock or the certificate of designation for the series B preferred stock.

Dividends

Holders of series B preferred stock are entitled to receive, and we are required to pay, dividends on shares of the series B preferred stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

Redemption

We are not obligated to redeem or repurchase any shares of series B preferred stock. Shares of series B preferred stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the series B preferred stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the series B preferred stock on any national securities exchange or trading system.

Fundamental Transactions

If, at any time that shares of series B preferred stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of series B preferred stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of one share of common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock and series B preferred stock previously issued to the selling stockholders and the shares of common stock issuable upon exercise of the warrants and conversion of the series B preferred stock to permit the resale of such shares by such holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale or other distribution of shares of common stock or series B preferred stock by the selling stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock and series B preferred stock.

The selling stockholders may offer, sell, transfer or otherwise dispose of all or a portion of the shares of common stock or series B preferred stock covered by this prospectus from time to time on any stock exchange on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us and of each other in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that any selling stockholder will sell all or any portion of such selling stockholders’ securities offered hereby.

The selling stockholders may offer and sell the shares of common stock or series B preferred stock covered by this prospectus by one or more of the following methods:

•	block trades in which a broker or dealer will be engaged to attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	“at the market” transactions to or through market makers or into an existing market for our common stock;

•	privately negotiated transactions;

•	short sales;

•	options, swaps or other derivative transactions that may or may not be listed on an exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	distributions to their respective partners, members, managers, directors, employees, consultants or affiliates; or

•	any combination of the above.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of common stock or series B preferred stock. These brokers, dealers or underwriters may act as principals, or as agents of the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock or series B preferred stock at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling stockholders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares of common stock or series B preferred stock as principals may thereafter resell the shares from time to time in transactions on any stock exchange on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or series B preferred stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under an applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock or series B preferred stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any brokers, dealers or agents that participate in the distribution of shares of common stock or series B preferred stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions. At the time a particular offering of shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any brokers, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of shares of common stock or series B preferred stock in the course of hedging the positions they assume with the selling stockholders, including, without limitation, in connection with distributions of shares by those broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of shares of common stock or series B preferred stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling stockholders and other persons participating in the sale or distribution of shares of common stock or series B preferred stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, and we have advised the selling stockholders that Regulation M may apply. This regulation may limit the timing of purchases and sales of any shares of common stock by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of common stock or series B preferred stock to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock or series B preferred stock and the ability of any person or entity to engage in market-making activities with respect to the shares.

The selling stockholders may also sell shares of common stock or series B preferred stock in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

We will make copies of this prospectus available to the selling stockholders and any of their successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

Pursuant to the securities purchase agreement that we entered into with the selling stockholders, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of shares of common stock or series B preferred stock against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock or series B preferred stock offered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, shares of common stock or series B preferred stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BIOD.” The series B preferred stock is not listed on any exchange, and we do not intend to list the series B preferred stock on any exchange.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities being offered by this prospectus is being passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

The financial statements as of September 30, 2010 and 2011 and for each of the three years in the period ended September 30, 2011 and for the period from December 3, 2003 (inception) to September 30, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s website at http://www.sec.gov or on our website at http://www.biodel.com. Information included on our website is not a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities being offered by this prospectus, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC (in each case, other than those documents or the portions of those documents not deemed to be filed):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the SEC on December 15, 2011;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2011, as filed with the SEC on February 9, 2012, for the quarterly period ended March 31, 2012, as filed with the SEC on May 15, 2012 and for the quarterly period ended June 30, 2012, as filed with the SEC on August 14, 2012;

•

our Current Reports on Form 8-K filed with the SEC on October 11, 2011, October 25, 2011, November 9, 2011, March 14, 2012, April 26, 2012, May 10, 2012, June 11, 2012, June 14, 2012, June 22, 2012 and June 27, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated May 8, 2007, including any amendments or reports filed for the purpose of updating that description.

In addition, this prospectus incorporates by reference all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion or termination of this offering of securities even though such documents are not specifically identified in this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Biodel Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

Attention: General Counsel

Telephone: (203) 796-5000

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or other document that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.